Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

Meritage Homes Corporation Completes

Offering of 6¼% Senior Notes

Scottsdale, Arizona and Dallas (March 10, 2005) — Meritage Homes Corporation (NYSE: MTH) today announced that it completed on March 10, 2005 an offering of $350 million in aggregate principal amount of its 6¼% Senior Notes due 2015.  The notes were issued at a price of 99.5% of their face amount to yield 6.318%.  The Company used the proceeds from the offering to repurchase $276.8 million of its outstanding 9¾% Senior Notes due 2011 plus tender offer consideration and consent payments totaling approximately $32.5 million in the aggregate pursuant to its previously announced offer to purchase and consent solicitation.  The Company intends to use the remaining net proceeds to repay a portion of its unsecured credit facility.

The new 6¼% Senior Notes due 2015 have been issued only to qualified institutional buyers in the United States under Rule 144A under the Securities Act and certain investors outside the United States under Regulation S of the Securities Act.  The issuance of the notes has not been registered under the Securities Act or any state securities laws and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the 6¼% Senior Notes.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is also subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms, particularly in our greenfield start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to achieve certain pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; the impact of new accounting principles; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2003 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended September 30, 2004.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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